EXHIBIT 99.1

CITI TRENDS ANNOUNCES RESIGNATION OF TOM STOLTZ

SAVANNAH, GA (November 9, 2006) — Citi Trends, Inc. (NASDAQ: CTRN) announced today that Tom Stoltz has resigned as Chief Financial Officer and Senior Vice President of Finance of the Company, effective November 30, 2006, to accept a position with another company. The Company has initiated a search for his replacement. Mr. Stoltz will assist in the transition of his duties.

In the interim, Christopher Bergen, Director of Financial Reporting, will serve in the role of Principal Financial and Accounting Officer. Mr. Bergen will report directly to Ed Anderson, Chairman and Chief Executive Officer.

Ed Anderson commented, “Tom has played an important role for Citi Trends and has made valuable contributions to the Company’s success, including developing a strong and efficient financial reporting infrastructure. We wish him well in his new position.”

Tom Stoltz added, “My six years here at Citi Trends have been personally and professionally rewarding. Citi Trends is a wonderful company with a great future and an experienced management team poised to continue executing on that growth potential.  I have decided to pursue this new opportunity because I believe it is in the best interest of my career and family.”

Citi Trends, Inc. is a value-priced retailer of urban fashion apparel and accessories for the entire family.  The Company currently operates 266 stores located in 16 states in the South, Southeast, Midwest and Mid-Atlantic regions, and our website address is www.cititrends.com.

Forward-Looking Statements

All statements other than historical facts contained in this news release, including statements regarding our future financial position, business policy and plans and objectives of management for future operations, are forward-looking statements that are subject to material risks and uncertainties.  The words “believe,” “may,” “could,” “estimate,” “continue,” “anticipate,” “intend,” “expect” and similar expressions, as they relate to Citi Trends, are intended to identify forward-looking statements.  Investors are cautioned that any such forward-looking statements are not guarantees of future performance or results and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, and that actual results or developments may differ materially from those in the forward-looking statements as a result of various factors which are discussed in Citi Trends, Inc. filings with the Securities and Exchange Commission.  These risks and uncertainties include, but are not limited to, uncertainties relating to economic conditions, growth and expansion risks, consumer spending patterns, competition within the industry, competition in our markets and the ability to anticipate and respond to fashion trends.  Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the Securities and Exchange Commission, Citi Trends does not undertake to publicly update any forward-looking statements in this news release or with respect to matters described herein, whether as a result of any new information, future events or otherwise.

Contact:	Tom Stoltz	Ed Anderson
	Citi Trends, Inc.	Citi Trends, Inc.
	Chief Financial Officer	Chairman and Chief Executive Officer
	(912) 443-2075	(912) 443-3705